日转债条款协议
(CRZG / 信达)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (A) IN THE ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SECURED CONVERTIBLE PROMISSORY NOTE

US$ [●] [●], 2010

FOR VALUE RECEIVED, CHINA RECYCLING ENERGY CORPORATION, a Nevada corporation (hereinafter called "**Borrower**"), hereby promises to pay to China Cinda (HK) Asset Management Co., Limited, a limited liability company organized under the Laws of the Hong Kong Special Administrative Region (the "**Holder**") or its registered assigns or successors in interest or order, without demand, the sum of [●]$ Million U.S. Dollars less any portion of the principal amount hereof previously converted into shares of Common Stock in accordance with Article II hereof (the "**Outstanding Principal Amount**"), at any time on or before [insert date three years from First Closing] (such date, the "**Maturity Date**").

If the Holder has not exercised in full its Conversion Rights pursuant to Article II hereof prior to the Maturity Date, the Borrower shall pay the Outstanding Principal Amount, together with the Additional Maturity Interest (as defined below) on the Maturity Date.

This Secured Convertible Note ("**Note**") has been entered into pursuant to, and is subject to, a Notes Purchase Agreement dated as of August 18, 2010 by and among Borrower and the Holder, among others (the "**Purchase Agreement**"), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement.

This Note is also subject to and benefits from:

(i) the Registration Rights Agreement dated as of August 18, 2010, by and among the Borrower and the Holder;

(ii) the Amended and Restated Shareholders' Agreement dated as of August 18, 2010, by and among the Borrower, Holder and the shareholders of the Borrower party thereto;

(iii) the Guarantee Agreement, dated as of August 18, 2010, by Mr. Ku Guohua;

(iv) a Share Pledge Agreement dated as of August 18, 2010 by and among the Holder and the

parties listed therein; and

(v) an Intercreditor Agreement dated as of August 18, 2010 by and among the parties listed therein.

The following additional terms and conditions shall apply to this Note:

ARTICLE I

INTEREST

1.1 Interest Rate.

(a) Interest shall accrue from the date hereof and be paid by the Borrower on each June 20 and December 20 of each year (each an "**Interest Payment Date**"), at a rate equal to that of the People's Bank of China ("**PBOC**") base interest rate for the relevant Interest Period plus two percent (2%) ("**Interim Interest Rate**") on the Outstanding Principal Amount.

(b) The PBOC base interest rate for each Interest Period shall be the rate applicable on the date on which such Interest Period commences.

(c) An Interest Period means the period commencing on and including January 1 of each year and ending on and including December 31 of such year. If the Holder has not fully converted the Principal Amount of the Notes into shares of Common Stock by the Maturity Date, then additional interest ("**Additional Maturity Interest**") shall be due and payable on the Outstanding Principal Amount of this Note that remains outstanding on the Maturity Date. Such Additional Maturity Interest shall accrue on such remaining Outstanding Principal Amount from the date of original issuance of this Note through to the Maturity Date at eighteen percent (18%) minus the Interim Interest Rate (the "**Maturity Interest Rate**") as calculated for each Interest Period during the term of the Note. The Additional Maturity Interest is not compounded but only accumulated interest.

(d) Interest on the Outstanding Principal Amount of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

ARTICLE II

CONVERSION RIGHTS

2.1 Conversion Right and Conversion Price.

(a) The Holder shall have the right, but not the obligation , to convert all or any part of the aggregate Outstanding Principal Amount of this Note, together with accrued and unpaid interest, if any, in a one-time conversion or, from time to time, in multiple conversions (each, a "**Conversion**"), into shares of Common Stock, at any time prior to the Maturity Date, subject to the terms and conditions set forth in this Article II.

(b) The conversion price per share of Common Stock for each Conversion on a Conversion Date (as defined below) shall be equal to the lower of (i) $2.46 U.S. Dollars, and (ii) an amount equal to the Company's Earnings Per Share multiplied by 7 (each of (i) and (ii) a potential "**Conversion Price**" as the same may be adjusted from time to time in accordance with this Note).

(c) On any Conversion Date, the Earnings Per Share shall be the Consolidated Earnings of the Company for 2010 derived from its audited consolidated financial statements for such fiscal year, divided by the then total shares of Common Stock outstanding on a weighted average fully-diluted basis (including the shares of Common Stock that may be issued upon conversion of this Note and all Indebtedness outstanding pursuant to the Onshore Loan (using for these purposes the USD/RMB exchange rate equal to the average USD/RMB exchange rate as published by the PBOC on the second business day prior to the Conversion Date) but excluding any new shares of Common Stock issued, regardless whether issued in connection with current existing warrants or convertible notes, or prior commitments or under Management Incentive Plans, after the First Closing as defined in the Purchase Agreement.

(d) The number of shares of Common Stock to be issued upon each Conversion of this Note pursuant to this Article II shall be determined by dividing the then applicable Conversion Price into the Outstanding Principal Amount.

(e) After giving effect to the foregoing, in lieu of the Borrower issuing any fractional shares to the Holder upon conversion of this Note, the Borrower shall make an adjustment and make payment in cash to the Holder.

2.2 Mechanics of Holder's Conversion.

(a) In the event that the Holder elects to convert this Note into shares of Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "**Notice of Conversion**") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Outstanding Principal Amount, any accrued and unpaid interest and amounts being converted. The date specified in the Notice of Conversion, or if no date is specified, then the 15th day after date of the delivery of the Notice of Conversion, shall be referred to as the "**Conversion Date.**" A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b) Pursuant to the terms of the Notice of Conversion, the Borrower shall deliver, or cause to be delivered, such number of Conversion Shares as determined pursuant to this Note via, at the Holder's election, (i) physical certificates, or (ii) in the event such shares are not "restricted securities" under the Securities Act, electronically through Cede & Co. or other established clearing corporation performing similar functions. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the Conversion Date. The Holder shall be treated for all purposes as the beneficial holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

2.3 Limitations on Conversion Rights

(a) Notwithstanding the foregoing and other than by reason of (i) any failure of Mr. Ku Guohua, Chairman and a principal shareholder of theBorrower, to exercise his rights to subscribe for, purchase or receive shares of Common Stock or (ii) any other action or inaction of Mr. Ku Guohua leading to any reduction of his shareholding in the Borrower, the Holder undertakes that it will not exercise any Conversion Right if, on a weighted average fully-diluted basis:

(i) it, together with its Affiliates, would thereupon become the largest shareholder of the Borrower, or

(ii) it, together with its Affiliates, would thereupon have a total equity interest in the Borrower that is greater than an amount that is 5% less than the shareholdings of Mr. Ku Guohua at such time.

(iii) Notwithstanding the foregoing, this Clause 2.3 may be, in whole or in part, waived by Mr. Ku Guohua through his written consent.

2.4 Adjustment Events.

(a) The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i) Merger, Sale of Assets, etc. If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), or (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower (in any such case, a "**Fundamental Transaction**"), this Note, as to the Principal Amount hereof and any accrued and unpaid interest hereon, shall thereafter be deemed to evidence the right to convert into such proportionate number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(ii) Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the Principal Amount hereof and any accrued and unpaid interest hereon, shall thereafter be deemed to evidence the right to convert into a proportionally adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv) Share Issuance.

1. So long as this Note is outstanding, if the Borrower or any of its affiliates shall issue any public or private shares, convertible bonds, preference shares or other equity instruments, except for shares of Common Stock issued pursuant to its Management Incentive Plans or shares of Common Stock subject to a prior commitment by the Borrower before the effective date of this Note as described in the Disclosure Schedule (**"New Shares"**), prior to the conversion or payment of this Note, for a consideration-per-share less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.

2. So long as this Note is outstanding, if the Borrower or any of its affiliates shall issue any public or private shares, convertible bonds, preference shares, or other equity instruments, except for shares of Common Stock issued pursuant to its Management Incentive Plans or shares of Common Stock subject to a prior commitment by the Borrower before the effective date of this Note as described in the Disclosure Schedule, prior to the conversion or payment of this Note, for a consideration-per-share more than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Holder shall have a preferential right to subscribe all or part of the New Shares.

3. For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert into New Shares, or the issuance of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

(b) If the Borrower at any time or from time to time, prior to the full conversion of this Note, shall take any action affecting its Common Stock or share capital similar to or having an effect similar to any of the actions described in paragraph (a) above, then, and in each such case, the Conversion Price shall be adjusted in such manner as would be equitable under such circumstances.

(c) Whenever the Conversion Price is adjusted pursuant to this ARTICLE II, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.5 Reservation. Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from all Liens, preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than one hundred and seventy-five percent (175%) of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of this ARTICLE II) upon the conversion of this Note. The Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, pursuant to the Registration Rights Agreement, shall be registered for public sale in accordance therewith. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and

issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following constitutes an event of default under this Note (**"Event of Default"**):

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of five (5) business days after the due date.

3.2 Breach of Covenant. The Borrower breaches any covenant or other term or condition of this Note, the Purchase Agreement or any other Transaction Document in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, the Purchase Agreement or in any other Transaction Document shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4 Failure to Prepare Audited Financial Statements. Failure of the Borrower to deliver audited consolidated financial statements of the Borrower for the fiscal year ending December 31, 2010, prepared by a Qualified Accounting Firm, no later than three months following the end of December 31, 2010.

3.5 Receiver or Trustee. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

3.6 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any Subsidiary of Borrower or any of their property or other assets for more than $500,000 U.S. Dollars, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

3.7 Non-Payment. A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $500,000 U.S. Dollars for more than thirty (30) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith and has segregated cash funds equal to the contested amount.

3.8 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, shall be instituted by or against the Borrower or any Subsidiary of Borrower.

3.9 Delisting. Delisting of the Common Stock from the NASDAQ Stock Market ("NASDAQ") or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on the NASDAQ or applicable exchange; or

notification from NASDAQ or applicable exchange that the Borrower is not in compliance with the conditions for such continued listing.

3.10 Stop Trade. An SEC or judicial stop trade order or NASDAQ or other exchange trading suspension for a period of three (3) consecutive trading days with respect to Borrower's Common Stock

3.11 Failure to Deliver Common Stock. Borrower's failure to timely deliver shares of Common Stock to the Holder pursuant to and in the form required by this Note.

3.12 Non-Registration. The failure to timely register the Conversion Shares in accordance with the Registration Rights Agreement.

3.13 Cross Default. A default by the Borrower or any of its Affiliates of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower or such Affiliate is a party, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

3.14 Moratorium and Nationalization. (a) the confiscation, expropriation or nationalization by any Governmental Authority of any property or assets of the Borrower or any of its Subsidiaries; or (b) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted governmental permits or licenses to the Borrower or its Subsidiaries or that affect the operations of their business; or (c) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on Borrower or its Subsidiaries, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature.

3.15 Security Interest. The Share Pledge Agreement and the Guarantee Agreement or any of the security guarantee provided for therein shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Note and discharge of the Note or any security interest or obligations created thereunder shall be declared invalid or unenforceable or the Borrower shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

3.16 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Transaction Documents.

3.17 Material Adverse Effect. The occurrence of a Material Adverse Effect in respect of the Borrower or any of its Subsidiaries.

Upon an Event of Default, at the option of the Holder, the Principal Amount and accrued and unpaid interest and all other amounts payable hereunder shall become immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived. Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within the cure periods (if any) set forth in this Article III, otherwise, then from the first date of such occurrence, the interest rate on this Note shall be the Interest Rate set forth in Section 1.1, plus an additional five percent (5%), and be due on demand.

ARTICLE IV

SENIOR STATUS OF NOTE

4.1 Senior Status of Note. With the exception of any Indebtedness described in the Disclosure Schedules, the obligations of the Borrower under this Note shall rank pari passu with or senior to all other senior Indebtedness of the Borrower, whether now or hereinafter existing. Upon any Liquidation Event, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any other Indebtedness of the Borrower or any class of capital stock of the Borrower, an amount equal to the Principal Amount plus all accrued interest thereon. For purposes of this Note, "**Liquidation Event**" means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor's relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Borrower.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice required or permitted pursuant to this Note shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days' advance written notice to the other parties to this Note given in accordance with this section):

If to the Borrower, to:

12/F, Tower A
Chang'an International Building
No. 88 Nanguanzheng Street
Xi'an 710068, China
Attention: Mr. Ku Guohua
Tel: +86 (29) 8765-1096
Fax: +86 (29) 8765-1099

If to the Holder, to:

China Cinda (HK) Asset Management Co., Limited
Room 1101, 11/F., Tower 1
Admiralty Centre
18 Harcourt Road, Hong Kong
Attention: Mr. Ma Yilin
Tel: +852 2527-6686
Fax: +852 2804-135

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to

be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder, and the Borrower shall assist the Holder in consummating any such transfer or assignment. A transfer of this Note may be effected only by a surrender hereof to the Borrower and the issuance by the Borrower of a new note or notes in replacement thereof, which shall be registered by the Borrower in accordance with Section 5.5 hereof once an executed copy of the replacement note has been executed by the transferee.

5.5 Transfer Register. In the event of a transfer, the Borrower shall maintain a register (the "**Register**") for the registration or transfer of the Note, and shall enter the names and addresses of the registered holders of the Note, the transfers of the Note and the names and addresses of the transferees of the Note. The Holder and each assignee shall be provided reasonable opportunities to inspect the Register from time to time. The Borrower shall treat any registered holder as the absolute owner of the Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to such Note and for all other purposes. The Note is a registered obligation and the right, title, and interest of any Person in and to such Note shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 5.5 and for tax purposes, the keeper of the Register, if it is not the Borrower, shall be the Borrowers' agent for purposes of maintaining the Register. This Section 5.5 shall be construed so that the Note is at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

5.6 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including attorneys' fees.

5.7 Removal of Legend. The Borrower agrees to reissue the Note and the Conversion Shares issuable upon conversion or exercise of the Note, without the legend set forth above, whenever applicable law so permits, including such time as (a) the holder thereof is permitted to dispose of such Notes or the Conversion Shares without limitation pursuant to Rule 144 under the Securities Act, or (b) such securities are sold to a purchaser or purchasers who are able to dispose of such shares publicly without registration under the Securities Act, or (c) such securities have been registered under the Securities Act.

5.8 Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

5.9 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations.

5.10 Severability. If one or more provisions of this Note are held to be unenforceable under applicable Law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.11 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.13 No Redemption. This Note may not be redeemed or called by the Borrower or any other Person (other than the Holder) without the consent of the Holder.

5.14 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

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* * *

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date first set forth above.

CHINA RECYCLING ENERGY CORPORATION

By: ______________________
Name:
Title:

ACCEPTED AND AGREED:

HOLDER:

For and on behalf of:

CHINA CINDA (HK) ASSET MANAGEMENT CO. LIMITED

By: ______________________
Name:
Title:

Exhibit A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Secured Convertible Promissory Note due ___________ of CHINA RECYCLING ENERGY CORPORATION, a Nevada corporation (the "Borrower"), into shares of Common Stock according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion.

Conversion calculation:

Date to Effect Conversion:

Number of shares of Common Stock to be issued:

HOLDER: ______________________________
(Print Name of Holder)

By: ______________________________
Name:
Title: